Exhibit 99.1

Amendment to Restricted Stock Unit Award Agreement

This AMENDMENT (the “Amendment”), dated as of the last date set forth in the signature page hereto, is made between The First American Corporation (the “Company”) and the individual whose name and signature is set forth on the signature page hereto (the “Participant”).

WHEREAS, the Company and the Participant are parties to that certain Restricted Stock Unit Award Agreement, dated as of March 5, 2007 (the “Original RSU Agreement”; the Original RSU Agreement, as amended by this Amendment, the “RSU Agreement”; capitalized terms used in this Amendment and not otherwise defined in this Amendment, shall have the meanings given them in the Original RSU Agreement);

WHEREAS, in order to permit the Company to deduct the Restricted Stock Units granted pursuant to the Original RSU Agreement for purposes of Section 162(m) of the Internal Revenue Code, the Participant and the Company desire to amend the Original RSU Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the Parties hereby agree as follows:

1. Effectiveness. This Amendment shall be effective as of March 5, 2007 (the “Effective Date”).

2. Amendment. As of the Effective Date, the Original RSU Agreement shall be amended by the insertion of a new Section 15 as follows:

“15. Vesting of RSUs Contingent on Company Performance.

Notwithstanding any other provisions in this Agreement, except in the event of an acceleration of vesting pursuant to Section 4(a) or Section 5 of this Agreement, the Participant’s entitlement to the receipt of any Shares hereunder is contingent upon the Company’s achievement of net income (as defined in accordance with generally acceptable accounting principals) for 2007 of $50 million or more. Net income shall be determined without regard to (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary, unusual and/or nonrecurring items of gain or loss, and (f) foreign exchange gains and losses.”

3. Future Reference. Except as expressly modified by this Agreement, the RSU Agreement shall continue to be and remain in full force and effect in accordance with its terms. Any future reference to the RSU Agreement shall from and after the Effective Date be deemed to be a reference to the Original RSU Agreement as amended by this Amendment.

THE FIRST AMERICAN CORPORATION

By:
Name: Title:

Date:

Acknowledged and agreed:

Signature:

Printed Name:

Date: